As filed with the Securities and Exchange Commission on June 15, 2004

Registration No. 333-109349

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Catellus Development Corporation

(Exact name of registrant as specified in its charter)

Delaware	94-2953477
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

201 Mission Street

San Francisco, California 94105

(415) 974-4500

(Address, including zip code, and telephone number of principal executive offices)

Catellus Development Corporation 2003 Performance Award Plan

(Full title of the plan)

Vanessa Washington

Senior Vice President and General Counsel

Catellus Development Corporation

201 Mission Street

San Francisco, California 94105

(415) 974-4500

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Frederick B. McLane, Esq.

O’Melveny & Myers, LLP

400 S. Hope Street

Los Angeles, California 90071

(213) 430-6000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock, $0.01 par value per share	2,000,000	N/A	N/A	N/A

(1)	This Registration Statement covers, in addition to the number of shares of common stock, par value $0.01 per share (the “Common Stock”), of Catellus Development Corporation, a Delaware corporation (“Catellus”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by the Prospectus, and pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), the amount registered hereunder includes an additional indeterminate number of shares, options and rights that may be issued in accordance with the provisions of the Plan in the event of any change in the outstanding Common Stock, including a stock dividend or stock split.

(2)	No additional securities are being registered. The registration fees were paid upon filing of the original Registration Statement on Form S-8 (Registration No. 333-109349) on October 1, 2003. Therefore, no further registration fee is required.

The Exhibit Index for this Registration Statement is at page 9.

EXPLANATORY NOTE

In September 2003, the stockholders of the predecessor Catellus Development Corporation, a Delaware corporation (the “Predecessor Registrant”), approved the restructuring of its business to allow it to operate as a real estate investment trust, or REIT. The restructuring included the earlier formation of Catellus SubCo, Inc. (a wholly-owned subsidiary of the Predecessor Registrant) and Catellus Operating Limited Partnership (the “Operating Partnership”). On December 1, 2003, the Predecessor Registrant merged with and into the Operating Partnership (the “Merger”), which was part of the restructuring of the business operations of the Predecessor Registrant to allow it to operate as a REIT. The conversion to operating as a REIT was effective January 1, 2004. Catellus SubCo, Inc., which, concurrently with the Merger, changed its name to Catellus Development Corporation (the “Registrant”), owns, directly or indirectly, all of the equity interests of the Operating Partnership. The Registrant became the publicly traded, New York Stock Exchange listed, company in place of the Predecessor Registrant, and succeeded to and continues to operate, directly or indirectly, the business of the Predecessor Registrant. As a consequence of the Merger, each share of the Predecessor Registrant’s common stock was converted into one share of common stock of the Registrant.

This Post-Effective Amendment No. 1 to Registration Statement on Form S-8, Registration No. 333-109349, filed with the Securities and Exchange Commission (the “SEC”) on October 1, 2003, by the Predecessor Registrant (as amended, the “Registration Statement”), relating to the Catellus Development Corporation 2003 Performance Award Plan, as amended and restated (the “Plan”), is being filed by the Registrant pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), as the successor issuer to the Predecessor Registrant following the reorganization.

In accordance with Rule 414(d) under the Securities Act, the Registrant, as the successor issuer to the Predecessor Registrant, hereby expressly adopts the Registration Statement as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to employees as specified by Securities Act Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of the Registration Statement or as prospectuses or prospectus supplements pursuant to Securities Act Rule 424. These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents, which have been filed by the Registrant with the Commission pursuant to the Exchange Act are hereby incorporated by reference in, and shall be deemed to be a part of, this Post-Effective Amendment No. 1 to the Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for its fiscal year ended December 31, 2003, as amended;

(b)	The Registrant’s Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2004; and

(c)	The description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed under the Exchange Act on November 25, 2003, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in the Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of the Registration Statement.

Item 4.	Description of Securities

Inapplicable.

Item 5.	Interests of Named Experts and Counsel

Inapplicable.

Item 6.	Indemnification of Directors and Officers

Under Delaware General Corporation Law (“Delaware Corporate Law”), directors may be indemnified for liabilities incurred in connection with specified actions (other than any action brought by or in the right of the corporation), if they acted in good faith and in a manner they reasonably believed to be in and not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. The same standard of conduct is applicable for indemnification in the case of derivative actions brought by or in the right of the corporation, except that in such cases Delaware Corporate Law authorizes indemnification only for expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such cases. Moreover, Delaware Corporate Law requires court approval before there can be any such indemnification where the person seeking indemnification has been found liable to the corporation in a derivative action. To the extent that a present or former director or officer has been successful in defense of any action, suit or proceeding, Delaware Corporate Law provides for indemnification of such person for expenses (including attorneys’ fees). Delaware Corporate Law states expressly that the indemnification provided by or granted pursuant to Delaware Corporate Law is not deemed exclusive of any non-statutory indemnification rights existing under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

The restated certificate of incorporation of the Registrant (the “Registrant’s Charter”) provides that no director shall be liable to the Registrant or its stockholders for monetary damages, for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (c) under section 174 of Delaware Corporate Law (concerning unlawful payment of dividend or unlawful stock purchase or redemption), or (d) for any transaction from which the directors derived an improper personal benefit. If Delaware Corporate Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors of the Registrant shall be eliminated or limited to the fullest extent permitted by Delaware Corporate Law, as so amended. No amendment of the Registrant’s Charter or repeal of its provisions will limit the benefits provided to directors under this provision with respect to any act or omission which occurred prior to such amendment or repeal.

The amended and restated bylaws of the Registrant provide that the Registrant will indemnify any present or former director and officer, whether serving or having served the

Registrant, or at its request, any other entity, to the fullest extent permitted under Delaware law, against expenses (including attorneys’ fees) reasonably incurred or suffered by such person in connection with any action, suit or proceeding. However, any such person seeking indemnification in connection with a proceeding initiated by such person shall be indemnified only if such proceeding was authorized by the board of directors of Catellus. The amended and restated bylaws also provide that the Registrant will pay incurred expenses in advance of the final disposition of a proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Registrant. The amended and restated bylaws also provide that the Registrant may enter into indemnification agreements indemnifying each of its directors and officers to the fullest extent permitted by Delaware law.

The amended and restated agreement of limited partnership of the Catellus Operating Limited Partnership provides for indemnification of the Registrant, its sole general partner, its directors and officers and such other persons as the general partner may from time to time designate against any judgments, penalties, fines, settlements and reasonable expenses actually incurred by such person in connection with the proceeding unless it is established that (i) the act or omission of the indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the indemnitee actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful.

The Registrant maintains directors and officers liability insurance coverage for its directors and officers providing coverage for damages, judgments, settlements, defense costs, charges and expenses incurred by reason of any actual or alleged breach of duty, error, misstatement, misleading statement or omission done or made in their capacities as directors and/or officers of the Registrant.

Item 7.	Exemption from Registration Claimed

Inapplicable.

Item 8.	Exhibits

See the attached Exhibit Index at page 9.

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 15 day of June, 2004.

CATELLUS DEVELOPMENT CORPORATION, a Delaware corporation

By:	/s/ NELSON C. RISING
Nelson C. Rising, Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ NELSON C. RISING Nelson C. Rising	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	June 15, 2004

/s/ C. WILLIAM HOSLER C. William Hosler	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	June 15, 2004

/s/ EDWARD F. SHAM Edward F. Sham	Vice President and Controller (Principal Accounting Officer)	June 15, 2004

* Stephen F. Bollenbach	Director	June 15, 2004

* Daryl J. Carter	Director	June 15, 2004

Signature	Title	Date

* Richard D. Farman	Director	June 15, 2004

* Christine Garvey	Director	June 15, 2004

* William M. Kahane	Director	June 15, 2004

* Leslie D. Michelson	Director	June 15, 2004

* Deanna W. Oppenheimer	Director	June 15, 2004

* Thomas M. Steinberg	Director	June 15, 2004

*	Nelson C. Rising, the undersigned attorney-in-fact, by signing his name below, does hereby sign this Post-Effective Amendment No. 1 to the Registration Statement on behalf of the above-indicated directors of Catellus pursuant to a power of attorney executed by such persons and previously filed with the Securities and Exchange Commission.

By:	/s/ NELSON C. RISING	Date: June 15, 2004
Nelson C. Rising Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4	Catellus Development Corporation 2003 Performance Award Plan(1)

5	Opinion of O’Melveny & Myers LLP (opinion re legality)

23.1	Consent of PricewaterhouseCoopers LLP (consent of independent registered public accounting firm)

23.2	Consent of O’Melveny & Myers LLP (included in Exhibit 5)

24	Power of Attorney(2)

(1)	Filed with the Commission as Annex G to the proxy statement/prospectus filed by the Predecessor Registrant on August 15, 2003 (Commission File Number 001-10622) and incorporated herein by this reference.

(2)	Filed with the Commission with the original filing of the Form S-8 Registration Statement on October 1, 2003 (Registration Number 333-109349).